CONSULTING AGREEMENT


CONSULTING AGREEMENT, dated as of January 1, 2001, by and between GEM COMMUNICATIONS, LLC, a Delaware limited liability company ("Company"), CASINO JOURNAL PUBLISHING GROUP, INC., a Nevada corporation
("Consultant"), GLENN FINE and ADAM FINE (collectively, the "Fines"):

Background

   The Company owns and operate a business that publishes trade magazines and newsletters and organizes trade shows for the gaming industry (the "Business").

   The Company wishes to retain the services of Consultant and Consultant wishes to be engaged by the Company on the terms and conditions set forth in this Agreement.

   In consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

TERM OF AGREEMENT

Section 1.01 Commencing on the date of this Agreement and for a period ending on December 31, 2003, subject to earlier termination as provided in Article VI hereof, the Company hereby engages Consultant and Consultant hereby accepts such engagement with the Company to provide the services (the "Services") set forth on Schedule A. Consultant agrees that the Services hereunder shall be performed by the Fines. The Company, the Official Information Company ("TOIC") and the Company's and TOIC's subsidiaries are collectively referred to below as the "Related Entities."



ARTICLE II

DUTIES AND OBLIGATIONS OF CONSULTANT

Section 2.01 At all times during the performance of this Agreement, Consultant shall, and shall cause the Fines to, adhere to each Related Entity's policies, rules and regulations governing the conduct of its employees and contractors, now in effect, or as subsequently adopted or amended.

Section 2.02 Consultant shall cause the Fines to devote their best efforts and such amount of their time to the business of the Company as is reasonably necessary and appropriate to meet the reasonable goals and objectives of the Company.


ARTICLE III

FEES

Section 3.01 As full compensation for the Services hereunder, the Company shall pay Consultant a monthly fee of Twelve
Thousand Five Hundred ($12,500) (the "Fee").

Section 3.02 In addition to the Fee, the Company shall pay Consultant a bonus (the "Bonus") within 90 days following the end of each fiscal year during the term of this Agreement equal to $125,000 in the event that the Company's EBITDA for such year equals or exceeds the amounts set forth below with respect to such year:

$2,300,000
$2,540,000
$3,525,000

As used in this Agreement, the term "EBITDA" means the consolidated earnings of the Company before interest, taxes, depreciation and amortization, excluding extraordinary or unusual nonrecurring items of income and expense, determined in accordance with generally accepted accounting principles by the Company's independent accountants. EBITDA shall be calculated after taking into account the payment of any Bonuses.

   Section 3.03 The Consultant accepts full and exclusive liability for the payment of any and all taxes including federal, state and local income taxes and taxes for unemployment insurance or other social security legislation now or hereafter imposed by federal or state governments, which are measured by amounts paid to the Consultant or otherwise arise out of the Services.

ARTICLE IV

BENEFITS

Section 4.01 It is expressly understood and agreed that the Consultant is an independent contractor and that neither Consultant nor the Fines shall be deemed or construed to be an employee of the Company nor entitled to any benefits of an employee of the Company such as, but not limited to, worker's compensation, group insurance, vacation, holiday pay, unemployment insurance and welfare or pension benefits.

ARTICLE V

BUSINESS EXPENSES

Section 5.01 The Company shall reimburse Consultant, in accordance with the Company's policies, for all reasonable out-of-pocket business expenses incurred by Consultant in the performance of its duties hereunder. Consultant shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company's policies and all applicable federal and state tax statutes and regulations issued thereunder for the substantiation of such expense as a tax deduction.


ARTICLE VI

TERMINATION OF AGREEMENT

Section 6.01   Termination.  The Company may terminate this
Agreement at any time for Cause by giving written notice of such termination to Consultant. For purposes of this Agreement, cause shall mean:

(a)   The conviction of Consultant or the Fines of a felony;

         (b) Fraud, embezzlement or other misappropriation by Consultant or the Fines of funds or property of the Company or any of its affiliates;

         (c) Any action that would constitute a breach of any of their fiduciary duties if the Fines were employed as an employee of the Company;

         (d) Any gross misconduct of Consultant or the Fines which is injurious in any material respect to the Company or any of its affiliates; or

         (e) Consultant's failure to perform in any material respect its obligations under this Agreement.

If the Company terminates this Agreement for Cause under this
Section 6.01, Consultant shall cease receiving their Fee as of the date of such termination and shall not be entitled to any further pay or compensation.

ARTICLE VII

NON-COMPETITION, CONFIDENTIALITY
AND NON-SOLICITATION COVENANTS

Section 7.01 Consultant and the Fines acknowledge that Consultant's services hereunder will provide Consultant and the Fineswith access on a continual basis to confidential and proprietary information concerning the Business, which is not readily available to the public; and that the Company would not enter into this Agreement but for the covenants (the "Restrictive Covenants") contained in this Article VII. Accordingly, Consultant and the Fines agree that:

      (a)   During the term of this Agreement and, for a period of one
(1) year thereafter (the "Restricted Period"), neither Consultant nor the Fines shall, directly or indirectly, (i) engage in any business that is competitive with the Business for their own account; or (ii) render any services which constitute engaging in any business that is competitive with the Business in any capacity to any person (other than with the consent or at the direction of the Company); nor shall Consultant or the Fines own an equity interest in any person which is engaged in any business that is competitive with the Business. Neither Consultant nor the Fines shall be in breach of their obligations hereunder by reason of (i) their ownership of less than one percent (1%) of the outstanding debt or equity of any publicly traded company, regardless of whether such publicly traded company competes with the Business or with GEM, or (ii) their publication, in whatever format or media, of any magazine, newsletter or other periodical substantially similar to any Retained Asset (as such terms are defined in the Asset Contribution Agreement dated the date hereof among GEM, Consultant and certain other parties).

      (b) Consultant and the Fines shall forever maintain in strictest confidence all information relating to the Business and to each of the Related Entities, which is known or becomes known to Consultant or the Fines, including, without limitation, trade secrets, know-how, financial statements and data, contracts (whether oral or written), customer and advertiser lists, rate schedules, pricing policies, marketing plans and strategies, and business acquisition plans (collectively, the "Confidential Information"), and shall not, except in connection with the business affairs of the Company and its affiliates, disclose any Confidential Information to any person, other than with the express written consent of the Company. Confidential Information shall not include information which Consultant or the Fines can demonstrate (A) has become generally available to the public other than as a result of a disclosure by Consultant or the Fines, (B) was available to Consultant or the Fines on a non-confidential basis prior to its disclosure to Consultant or the Fines by the Company or any Related Entity, or (C) has become available to Consultant or the Fines on a non-confidential basis from a source other than the Company, provided that such source is not known by Consultant or the Fines after reasonable inquiry to be bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to Consultant or the Fines by a legally binding obligation.

   Notwithstanding anything in this Agreement to the contrary, in the event that a request or demand is made upon Consultant or the Fines, by written interrogatory, request for information or documents, subpoena, court order, civil investigative demand or other legal process, to disclose any Confidential Information, which disclosure is not otherwise permitted hereunder, Consultant or the Fines, as the case may be, will provide the Company with prompt notice of any such request or demand so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement. Consultant and the Fines will not oppose action by, and will cooperate with, the Company in any effort to obtain an appropriate protective order.

   All memoranda, notes, lists, records and other documents (and all copies thereof) constituting Confidential Information heretofore or hereafter made or compiled by Consultant or the Fines or made available to Consultant or the Fines concerning the Business shall be the property of the respective Related Entities, shall be kept confidential in accordance with the provisions of this Section 7.01(b), and shall be delivered to the respective Related Entities promptly upon termination of this Agreement or at any earlier or later time upon the request of the Company.

(c) During the Restricted Period, neither Consultant nor the Fines shall, directly or indirectly, solicit or encourage any current employee, officer or director of any of the Related Entities to leave the employment of their employer, or hire any current or former employee, officer or director of, any of the Related Entities.

(d) During the Restricted Period, neither Consultant nor the Fines shall, directly or indirectly, solicit or encourage any person who is a customer or advertiser of any of the Related Entities, or the affiliates or associates thereof, to discontinue such person's business relationship with any of the Related Entities.

Section 7.02 Consultant and the Fines acknowledge and agree that (i) Consultant and the Fines have had an opportunity to seek advice of counsel in connection with this Agreement; (ii) the Restrictive Covenants are reasonable in scope and in all other respects; (iii) any violation of the Restrictive Covenants will result in irreparable injury to the Related Entities; (iv) money damages would be an inadequate remedy at law for the Related Entities in the event of a breach of any of the Restrictive Covenants by Consultant or the Fines; and (v) specific performance in the form of injunctive relief would be an adequate remedy for the Related Entities.

   The Company, Consultant and the Fines agree that if Consultant or the Fines breach or threaten to breach a Restrictive Covenant, the Company (or any of the other Related Entities) shall be entitled, in addition to all other remedies, to an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.

ARTICLE VIII

ARBITRATION

Section 8.01 Except as otherwise set forth in Section 7.02 above, the Company, Consultant and the Fines each waives any right each may have to a civil lawsuit and trial by jury in connection with any dispute between them arising out of, concerning or connected with this Agreement and each agrees that, upon the written request of the other party, any such dispute shall be submitted to arbitration. Arbitration shall take place in the State of New York, or such other place as the parties may agree, and shall be governed by the rules of the American Arbitration Association.

Section 8.02 The Company and Consultant shall select one (1) arbitrator to hear and determine the dispute from a list of five (5) candidates provided by the American Arbitration
Association.

Section 8.03 The arbitrator's award shall be final and binding on the parties and the arbitrator may invoke any remedy available in equity or at law, including, without limitation, injunctions and restraining orders. The parties agree to the jurisdiction of any court of competent jurisdiction for confirmation and enforcement of the arbitrator's award.


ARTICLE IX

GENERAL PROVISIONS

Section 9.01 In the event of arbitration or an action at law or in equity to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs. The arbitrator's fees and costs incurred shall be allocated by the arbitrator.

Section 9.02 This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein. No agreement, promise or statement not contained in this Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

Section 9.03 Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, or sent by courier service (with next day delivery requested) or the U.S. Postal Service by express mail (with next day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, in the case of faxed, upon transmission of the fax, in the case of a courier service or the U.S. Postal Service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company:

GEM Communications, LLC
C/o The Official Information Company
250 West 57th Street, Suite 2421
New York, New York  10019
Attn:  President


If to Consultant or the Fines:



Any person named above may designate another address or fax number by giving notice in accordance with this Section to the other persons named above.

Section 9.04 This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of law.

Section 9.05 No breach of any provision hereof may be waived unless in writing. Waiver of any breach of any provision hereof shall not be deemed a waiver of any other breach of the same or any other provision hereof. This Agreement may be amended only by a written agreement, executed by the parties hereto.

Section 9.06 In the event any one or more of the provisions contained in this Agreement shall be held by an arbitrator or court of competent jurisdiction to be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 9.07 This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all the parties hereto.

Section 9.08 The parties hereto acknowledge that they have had the advice of counsel before entering into this Agreement, have fully read the Agreement and understand the meaning and import of all the terms hereof.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.



GEM COMMUNICATIONS, LLC


By:_______________________________
     Ian L.M. Thomas
     Chairman of the Board


CASINO JOURNAL PUBLISHING
GROUP, INC.



By:______________________





________________________
   Adam Fine



_________________________
   Glen Fine



SCHEDULE A

Duties and Responsibilities



Adam Fine:

Adam Fine would serve as Corporate Editorial Director of GEM. His responsibilities would include:

As a member of the editorial board, contribute toward defining the editorial position of all of GEM products and fulfilling the mission of the editorial board.

Working with the EVP Group Publisher, evaluate the quality of the editorial and production staff and organization and recommend any actions that may be necessary to correct deficiencies.

Function as the Editorial Executive directly responsible for the supervision and management of the Editorial staff of CE and CJ.

As the Editorial Executive responsible for CE and CJ, recommend the appropriate editorial positioning for these publications to the Editorial board.

As the Editorial Executive responsible for CE and CJ, recommend any changes to the publication frequency or format or design to the Editorial board.

Be responsible for suggesting in a timely manner specific editorial content (e.g., feature articles) and use his contacts in the industry to facilitate the same

Glenn Fine:

Glenn Fine would serve as Corporate Publishing Director of GEM. His responsibilities would include:

As a member of the editorial board, contribute toward defining the editorial position of all of GEM products and fulfilling the mission of the editorial board.

Working with the EVP Group Publisher, evaluate the quality of the sales and marketing staff and organization and recommend any actions that may be necessary to correct deficiencies.

Working with the EVP Group Publisher, recommend actions to improve the effectiveness of the sales organization to meet the needs of the clients while leveraging the combined CJ and GEM products.

Leverage his existing client relationships to maximize the sales opportunities of the combined GEM and CJ products.

Function as the Executive directly responsible for the supervision and management of the Sales staff of CE and CJ and be responsible for them attaining their goals.